UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 2, 2013

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 2, 2013, Ares Capital Corporation (the “Registrant”) entered into an agreement to amend and restate its senior secured revolving credit facility (as amended and restated, the “A&R Revolving Credit Facility”).  The A&R Revolving Credit Facility, among other things, (a) increased the size of the facility from $900 million to $930 million, (b) extended the expiration of the revolving period from May 4, 2015 to May 4, 2017, during which period the Registrant, subject to certain conditions, may make borrowings under the facility, (c) extended the stated maturity date from May 4, 2016 to May 4, 2018 and (d) modified pricing.

Subject to certain exceptions, the stated borrowing rate under the Registrant’s prior revolving credit facility was based on LIBOR plus an applicable spread of 2.25% or on an “alternate base rate” (which is the highest of a prime rate, the federal funds rate plus 0.50%, or one month LIBOR plus 1.00%) plus an applicable spread of 1.25%.  Subject to certain exceptions, the stated borrowing rate under the A&R Revolving Credit Facility is based on LIBOR plus an applicable spread of 2.00% or on an “alternate base rate” (which is the highest of a prime rate, the federal funds rate plus 0.50%, or one month LIBOR plus 1.00%) plus an applicable spread of 1.00%.  The A&R Revolving Credit Facility continues to be secured by a material portion of the Registrant’s assets (excluding, among other things, investments held in and by certain subsidiaries of the Registrant or investments in certain portfolio companies of the Registrant) and is guaranteed by certain subsidiaries of the Registrant.

The A&R Revolving Credit Facility includes an “accordion” feature that allows the Registrant, under certain circumstances, to increase the size of the facility to a maximum of $1.4 billion.

Under the A&R Revolving Credit Facility, the Registrant has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar revolving credit facilities, including, without limitation, covenants related to: (a) limitations on the incurrence of additional indebtedness and liens, (b) limitations on certain investments, (c) limitations on certain asset transfers and restricted payments, (d) maintaining a certain minimum stockholders’ equity, (e) maintaining a ratio of total assets (less total liabilities) to total indebtedness, of the Registrant and its subsidiaries, of not less than 2.0:1.0, and (f) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Registrant and certain of its subsidiaries.  The A&R Revolving Credit Facility also continues to include usual and customary events of default for senior secured revolving credit facilities of this nature.

In addition to the asset coverage ratio described above, borrowings under the A&R Revolving Credit Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Registrant’s portfolio.

Borrowings under the A&R Revolving Credit Facility will also continue to be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the A&R Revolving Credit Facility and is qualified in its entirety by reference to a copy of the A&R Revolving Credit Facility, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description

10.1

Third Amended and Restated Senior Secured Revolving Credit Agreement, dated as of May 2, 2013, among Ares Capital Corporation, the lenders party thereto, and JPMorgan Chase Bank as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: May 6, 2013

	By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1

Third Amended and Restated Senior Secured Revolving Credit Agreement, dated as of May 2, 2013, among Ares Capital Corporation, the lenders party thereto, and JPMorgan Chase Bank as administrative agent.